Filed pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-202913 and 333-180300-03

December 23, 2015

Pricing Supplement Addendum No. 1249 dated December 23, 2015

To the Pricing Supplement No. VLS ETN-3/A23 dated September 10, 2015,

Prospectus Supplement dated May 4, 2015 and

Prospectus dated May 4, 2015

VelocityShares™ 3x Long Natural Gas ETN Linked to the S&P GSCI® Natural Gas Index ER due February 9, 2032 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D381/ US22542D3816

NYSE Arca Ticker Symbol:	UGAZ

Aggregate Offering Price of ETNs:	$1,029,240.00

Public Offering Price per ETN:	$1.7154

Principal Amount of ETNs:	$150,000,000.00

Principal Amount per ETN:	$250

Trade Date:	December 23, 2015

Settlement Date:	December 28, 2015

Agent:	Credit Suisse Securities (USA) LLC ("CSSU"), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent's Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU may charge investors a redemption charge of up to 0.05% of the stated principal amount of any ETN that is redeemed at the investor's option. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled "Supplemental Plan of Distribution (Conflicts of Interest)" in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See "Risk Factors" beginning on page PS-19 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse